Exhibit 10.2

EXECUTION VERSION

OWENS CORNING VETROTEX REINFORCEMENTS

JOINT VENTURE AGREEMENT

Dated as of February 20, 2007

By and Among

Owens Corning

and

Owens Corning Composite Coöperatief U.A.

and

Société de Participations Financières et Industrielles S.A.S.

and

Ondatra S.A.S.

and

Owens Corning Vetrotex Reinforcements,

a Belgian Société Privée à Responsabilité Limitée to be formed

i

TABLE OF CONTENTS

(continued)

ii

LIST OF SCHEDULES

Schedule	Description

Schedule 1.1	Definitions

Schedule 2.1(a)	Charter of the Company

Schedule 2.1(b)	Charter of the Management Company

Schedule 2.3	Contributions or Transfers to occur post-Closing

Schedule 2.9	Book and Tax Allocations

Schedule 3.2(a)	Initial Directors and Initial Chairman of the Board of Directors

Schedule 3.2(c)	Initial President and CEO, Chief Financial Officer and General Counsel

Schedule 3.4(b)(i)	Initial Management Chart

Schedule 4.4	Owens Corning Code of Business Conduct and Business Conduct Policies

Schedule 4.5(b)(i)	Form of SG Master Lease Agreement & OC Master Lease Agreement

Schedule 4.5(b)(ii)	Form of Intercreditor Agreement

Schedule 4.6(a)	Material Supply Agreement Term Sheet

Schedule 4.6(b)	Form of Product Supply Agreements

Schedule 4.6(c)	Form of IT Transition Services Agreement

Schedule 4.6(d)	Form of General Services Agreement

Schedule 4.6(e)	Form of Tax Sharing Agreement

Schedule 4.7	Initial Facility and Excess Alloy Financing Needs

iii

THIS JOINT VENTURE AGREEMENT (together with the Schedules hereto, the “JV Agreement”), dated as of February 20, 2007, between Owens Corning Composite Coöperatief U.A. (“OC Topco”), a company organized under the Laws of The Netherlands, Owens Corning, a company organized under the Laws of Delaware (“OC Parent”), Ondatra S.A.S., a company organized under the Laws of France (“SG Topco” and, together with OC Topco, the “Parties”), and Société de Participations Financières et Industrielles S.A.S., a company organized under the Laws of France (“SG Parent”).

WITNESSETH

WHEREAS, the Parties, together with OC Parent and SG Parent, have entered into a Master Contribution Agreement of even date herewith (the “Master Contribution Agreement”), which contemplates the formation of Owens Corning Vetrotex Reinforcements as a société privée à responsabilité limitée organized under the Laws of Belgium (the “Company”) to be owned sixty percent (60%) by OC Topco and forty percent (40%) by SG Topco;

WHEREAS, the Company (together with its Affiliates), when formed in accordance with this JV Agreement, shall be a joint venture company established by the Parties for the purpose of conducting the Business (as defined herein); and

WHEREAS, the Parties as shareholders of the Company desire to provide certain terms and conditions for the management and operations of the Joint Venture (as defined herein);

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this JV Agreement shall have the meaning specified in Schedule 1.1.

ARTICLE II

ORGANIZATION OF THE JOINT VENTURE

2.1 Formation of the Company and its Subsidiaries. Prior to the Closing, the Parties shall cause the Company to be formed as a Belgian société privée à responsabilité limitée, with a capital of EUR 18,550.00, fully paid in cash to the extent of sixty percent (60%) by OC Topco and to the extent of forty percent (40%) by SG Topco and with the corporate charter (statuts) of the Company, substantially in the form set forth in Schedule 2.1(a) (the “Charter”). Thereafter and prior to the Closing, (i) the Parties shall cause a Belgian société anonyme to be formed, which shall act as manager (gérant) of the Company (the “Management Company”), with a capital of EUR 61,500.00, fully paid in cash, which shall be owned sixty percent (60%) by OC Topco and forty percent (40%) by SG Topco, and with the corporate charter (statuts), substantially in the form set forth in Schedule 2.1(b) (the “Management Company Charter”), (ii) Owens Corning shall form a Delaware limited liability company (“US Holdco”); (iii) OC Topco shall designate OC NL Invest Coöperatief

U.A. as “Non-US Holdco”, and (iv) the Parties shall form or cause the Company to form such other companies as are contemplated to be organized in the Master Contribution Agreement.

2.2 Term. All the companies to be formed pursuant to Section 2.1 shall be formed for an indefinite term.

2.3 Initial Capital Structure. On the Closing Date, the Parties shall implement the steps agreed between them to organize the Joint Venture as described in the Master Contribution Agreement, with the result that OC Topco will own sixty percent (60%) of the Company Ownership Interests and SG Topco will own forty percent (40%) of the Company Ownership Interests. Following the Closing, the steps set forth in Schedule 2.3 shall be implemented substantially in accordance with such Schedule.

2.4 Name; Principal Place of Business. The corporate name of the Company shall initially be “Owens Corning Vetrotex Reinforcements” and immediately after Closing, shall be changed to “OCV Reinforcements”. The registered office and principal place of business of the Company shall be located in Brussels, Belgium. The principal place of business of the Company may be transferred from time to time to such other place as may be designated by the Board of Directors.

2.5 Tax Treatment

(a) The Company and Non-US Holdco each shall be treated as a company that is resident in Belgium for Belgian Tax purposes and shall be subject to Belgian corporate income Tax.

(b) The Company shall elect to be treated, and at all time shall be classified, as a partnership for United States federal (and to the extent permitted by Law, State and Local) income Tax purposes. The Company shall not elect to be treated as a corporation for United States federal (and State and Local) income Tax purposes unless each of the Shareholders shall consent in writing. Non-US Holdco shall be treated as a non-United States corporation for United States federal (and State and Local) income Tax purposes, and shall not elect to be treated as a partnership or disregarded entity for such purposes. US Holdco shall be treated as a partnership or disregarded entity for United States federal income tax purposes and shall not elect to be treated as a corporation for such purposes. No Shareholder shall recognize or report any income, deduction, gain or loss for United States federal (and State and Local) income Tax purposes on the contribution and transfer of assets by the Company to its Subsidiaries at or immediately after the Closing or any other transaction under Section 3.01 of the Master Contribution Agreement.

(c) No Shareholder shall take any position on any Tax return or any Tax filing, or in any Tax audit or proceeding, that is inconsistent with this Section 2.5.

(d) Each Shareholder acknowledges that reporting for financial accounting purposes may differ from Tax treatment, and that this Section 2.5 shall not prevent any Shareholder from appropriately reporting the transactions contemplated by this JV Agreement for financial accounting purposes as required under U.S. GAAP or IFRS.

(e) OC Topco shall be designated as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code and in any similar capacity under applicable Law

(the “Tax Matters Partner”). The Tax Matters Partner shall make or cause the Joint Venture Entities to make such elections as the Tax Matters Partner may consider advisable for the Joint Venture Entities under any applicable Tax Law, and shall direct all Tax matters of the Company and its Subsidiaries, including the conduct of any audit or examination and the preparation of any tax return or amended tax return, claim for refund or other filing. In this capacity, OC Topco shall (i) cause to be prepared and filed all necessary United States federal and State income Tax returns for the Company and (ii) make all necessary or appropriate Tax elections for the Company. The Tax Matters Partner shall endeavor to discuss and confer with SG Topco regarding any decision or election related to the adoption of an accounting or depreciation method for the Company and its Subsidiaries and shall make such decisions that are in the mutual best interest of the Shareholders. None of the Joint Venture Entities shall be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Joint Venture Entities shall reimburse the reasonable out-of-pocket expenses (including attorney, accountants and other professional fees) incurred by the Tax Matters Partner in such capacity, including the reasonable expenses attributable to the use of internal tax, accounting and other professional staff. Except in case of fraud, gross negligence or willful misconduct on the part of the Tax Matters Partner, the Joint Venture Entities shall indemnify and hold harmless the Tax Matters Partner from any liability attributable to the performance of its duties under this Section 2.5(e).

2.6 Statement of Adhesion. As soon as possible following the incorporation of the Company, the Parties shall cause the Company to adhere to this JV Agreement by executing the undertaking set forth at the end of this JV Agreement. Upon the execution of such undertaking, the Company shall be bound by and entitled to the benefit of any provisions herein intended to place an obligation on, or grant a right to, the Company.

2.7 Additional Capital Contributions. Except as expressly set forth herein, no Shareholder shall have any obligation to make any capital contribution to the Company, provided that a Shareholder may make such additional contributions of cash or property to the Company as the Shareholder may from time to time agree to accept. No Shareholder shall be liable for the debts, liabilities, contracts or other obligations of the Company and, except as otherwise provided in the Transaction Documents, no Shareholder shall be required to lend funds to the Company or have personal liability for the repayment of the capital contributions of the other Shareholder.

2.8 Maintenance of Capital Accounts.

(a) The Company shall establish and maintain for each Shareholder on the books of the Company an account (a “Capital Account”) pursuant to this Agreement. The Capital Account of each Shareholder shall be increased by (i) such Shareholder’s Capital Contribution, (ii) the value (as determined for purposes of the 704 Treasury Regulations) of any property contributed to the Company (net of any liabilities secured by such property that the Company is considered to assume, or take subject to, under Section 752 of the Code); and (iii) the amount of any Net Profits (or items of income) allocated to a Shareholder pursuant to its Company Ownership Interests, and shall be decreased by (A) the amount of any cash distributed to a Shareholder by the Company in accordance with Section 4.3, (B) the value of any property distributed to a Shareholder by the Company (net of any liabilities secured by such distributed property that such Shareholder is considered to assume or take subject to under Section 752 of the Code) and (C) the amount of any Net Losses (or item of loss or deduction) allocated to a Shareholder pursuant to subsection (c).

(b) The Capital Accounts of the Shareholders shall also be adjusted appropriately for their respective shares of any other adjustment required under Treasury Regulation Sections 1.704-1(b) and 1.704-2.

(c) Except as otherwise provided in this JV Agreement, whenever it is necessary to determine the Capital Account of any Shareholder, the Capital Account of such Shareholder shall be determined after giving effect to the allocations of Net Profits, Net Losses and other items realized prior or concurrently to such time (including, without limitation, any Net Profits and Net Losses attributable to adjustments to book values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made.

(d) In the event of a transfer of Shares in the Company in accordance with Section 5.2 of this Agreement, the Capital Account of the transferring Shareholder shall become the capital account of the Affiliate to the extent that such Shares have been transferred.

(e) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

2.9 Allocation of Profits and Losses for Book and Tax Purposes. Except to the extent otherwise provided in Schedule 2.9, Net Profits and Net Losses (and if necessary, items thereof) for any Taxable Year shall be allocated among the Shareholders in proportion to their Company Ownership Interests.

2.10 Withholding. The Company shall comply with tax withholding requirements under United States federal, State and Local Law (including, without limitation, any withholding taxes pursuant to Section 1446 of the Code) and all other applicable Laws and shall remit amounts withheld to and file required forms with the applicable authorities.

ARTICLE III

GOVERNANCE AND MANAGEMENT

OF THE JOINT VENTURE

3.1 Principles

(a) The Parties shall vote, or cause to be voted, their respective Ownership Interests in the Company and in the Management Company so as to assure that the operations of the Joint Venture are conducted as if all Joint Venture Entities were a single undertaking and to give effect to the terms of this JV Agreement. The Parties shall further procure that the members appointed by them to the governing bodies of the Company, the Management Company and the other Joint Venture Entities (whether directly or through a decision of the Board of Directors) conduct the operations of the Joint Venture as if all Joint Venture Entities were a single undertaking and act in such a manner that this JV Agreement and any decision of the Board of Directors in accordance with Section 3.4 is performed to the fullest extent possible.

(b) The Parties shall cause (i) the Management Company to be appointed as manager (gérant) of the Company and (ii) the Management Company to designate the President and CEO as its permanent representative. The Management Company as manager of the Company shall, and shall cause its permanent representative to, act in such a manner that this JV Agreement and any decision of the Board of Directors in accordance with Section 3.4 is performed to the fullest extent possible.

(c) The organizational documents of any newly-formed Joint Venture Entity shall be drafted in English, to the extent legally permitted. In the event of any inconsistency between the provisions of this JV Agreement and the organizational documents of any Joint Venture Entity, the provisions of this JV Agreement shall prevail.

(d) Should either Party so require, the organizational documents of any Joint Venture Entity shall be amended to reflect the governing and management principles set forth herein.

3.2 Composition of the Board of Directors of the Management Company; Officers of the Joint Venture

(a) Board of Directors. The board of directors of the Management Company (the “Board of Directors”) shall consist of five (5) members (the “Directors”), each of whom shall be appointed for a term of three (3) years. Three (3) Directors shall be appointed from among candidates designated by OC Topco and two (2) Directors shall be appointed from among candidates designated by SG Topco. The Board of Directors shall designate a chairman (the “Chairman”) from among the Directors designated by OC Topco, and such Chairman shall not have any special powers or responsibilities other than as set forth in this JV Agreement or the Management Company charter. The initial Directors and the initial Chairman of the Board of Directors are listed in Schedule 3.2(a).

(b) Change in Composition. Each Director may be removed, with or without cause, by the shareholders of the Management Company at the request of the Party that designated such Director. Any Director may also resign his or her position at any time by giving written notice thereof to the other Directors. The acceptance of such resignation shall not be necessary to make it effective. In the event of a vacancy on the Board of Directors regardless of how caused, the Party that designated the Director whose position is vacant shall have the right to designate a replacement, which shall be exercised as soon as practicable.

(c) Officers. The officers of the Joint Venture shall include (i) a president and Chief Executive Officer (“President and CEO”), (ii) a Chief Financial Officer (“CFO”), (iii) a General Counsel and (iv) any other officer as the Parties may decide is necessary. No officer needs to be a Director. Each of the officers shall be appointed for an indefinite term, and may be replaced at any time by the Board of Directors (with or without cause). The initial President and CEO, CFO and General Counsel shall be designated by OC Topco and are listed in Schedule 3.2(c)(i). The initial appointees for all other offices shall be designated jointly by the Parties. Thereafter, the officers of the Joint Venture shall be designated by the Board of Directors. Except for the officers set forth in Schedule 3.2(c)(ii), and unless otherwise agreed between the Parties, no officer of the Joint Venture shall continue to be an employee, officer, director or consultant of either Party or any of their respective Affiliates.

The Board of Directors shall fix the terms and conditions of each officer’s engagement by the Joint Venture and determine the scope of their powers.

3.3 Meetings of the Board of Directors

(a) Meetings. Regular meetings of the Board of Directors shall be held at least six (6) times per year, unless otherwise agreed by the Directors, and special meetings shall be held whenever requested by two (2) Directors. Notice of regular and special meetings of the Board of Directors shall be given to each Director, specifying the time and place of the meeting and the agenda therefor, and must be given to all Directors at least five (5) Business Days in advance of each such meeting. Notices shall be sent by the President and CEO, shall be in writing and shall be given by hand, by facsimile or other electronic transmission method. Notice need not be given to any Director who signs a waiver of notice (whether before or after the meeting) or who attends the meeting without protesting the lack of notice prior to its commencement.

(b) Location. Without prejudice to the provisions of Section 3.3(d), each meeting of the Board of Directors shall be held at the Management Company’s registered office unless another location is specified in the notice of such meeting given in accordance with Section 3.3(a), it being understood that meetings of the Board of Directors approving the consolidated accounts of the Company, significant acquisitions and divestitures of the Joint Venture, and the significant deviations from the Annual Budget shall be held at the Management Company’s registered office unless otherwise agreed by the Parties.

(c) Quorum. There shall be a quorum for the transaction of business at any meeting when at least a majority of the Directors is present or represented and at least one Director designated by each Party is present in person; provided, however, that a quorum shall be deemed to exist if any two Directors are present at any meeting which is convened after the convening of two consecutive meetings for which no quorum existed and with the same agenda, notice having been duly given to the Directors thereof with respect to all such meetings and at such meeting the Board of Directors may resolve on the matters set forth in such agenda (including matters set forth in Section 3.4(b)) by a simple majority of the Directors present or duly represented.

(d) Attendance at Meetings. Directors shall be entitled to vote in person or by proxy at any meeting; provided, however, that the Parties desire, insofar as practicable, that Directors attend meetings in person in order to establish a working personal relationship among the Directors. A proxy holder needs to be another Director. Meetings of the Board of Directors may be held through the use of a videoconference, telephone conference or similar telecommunications device allowing persons participating in the meeting to hear each other at the same time and to speak to each other. Any Director participating in a meeting by such means shall be deemed present at such meeting.

(e) Decisions. Each of the Directors shall be entitled to cast one vote and, except as otherwise provided in Section 3.4(b), decisions of the Board of Directors shall be taken by simple majority vote. Decisions of the Board of Directors may validly be taken only at a meeting with respect to matters which were included in the agenda, unless at least one of the Directors designated by each Party is present or represented and the Directors present or represented unanimously agree to extend the agenda. Any action required or permitted to be taken by the Board of Directors may also be taken in the form of a written consent signed by all directors.

(f) Compensation. Directors shall not receive any compensation for their services as Directors. All Directors shall be reimbursed by the Party or its Affiliates that designated such Director for expenses (including travel expenses) that are incurred by such Directors in the performance of their duties as Directors (including attendance at meetings of the Board of Directors).

(g) Committees. Except for the matters referred to in Section 3.4(b), the Board of Directors may delegate such powers and authority to committees established as appropriate to facilitate the operations, governance and related business activities of the Joint Venture, consistent with the terms and conditions of this JV Agreement. Such committees of the Joint Venture shall exercise such delegated powers and authority in a manner consistent with the policies adopted from time to time by the Board of Directors. The Board of Directors shall retain the right to revoke any delegation granted hereunder at any time.

3.4 Actions by the Board of Directors

(a) The Board of Directors shall generally supervise and control the management of the operations of the Joint Venture, and shall take such actions as are contemplated to be taken by it in this JV Agreement. Without limiting the generality of the foregoing, a resolution of the Board of Directors shall be required before any Joint Venture Entity may take (or commit to take) any of the following actions unless such action has been specifically included in the Annual Budget approved by the Board of Directors:

(i)	appointment and removal of, and determining compensation and other terms of employment for, including pension, profit sharing and other benefit plans, officers of the Joint Venture and any employees or managers of the operations of the Joint Venture who report directly to the President and CEO, as well as establishing the scope of their responsibility;

(ii)	adoption of any pension, profit sharing or other employee benefit plans or long term compensation plans for any Joint Venture Entity;

(iii)	adoption or change of the standing rules on operation or delegation of authority for the management of the Joint Venture;

(iv)	establishment of the structural organization, accounting systems and systems of reporting of the Joint Venture;

(v)

incurring, assuming or making commitments for any indebtedness for borrowed money in excess of USD10,000,000 (taking into account all Joint Venture Entities) in the aggregate or granting pledges, mortgages or any other encumbrances over any of its assets securing an aggregate principal amount in excess of USD10,000,000 (taking into account all Joint Venture Entities);

(vi)	entering into any financing transaction under any form with a Third Party granting said Third Party funds in excess of USD25,000,000;

(vii)	incurring capital expenditures in any Fiscal Year (other than maintenance capital expenditures) in excess of (x) the amount provided in the Annual Budget for that Fiscal Year for aggregate capital expenditures for all Joint Venture Entities (other than maintenance capital expenditures), or (y) per project, USD10,000,000;

(viii)	a transfer of any shares or assets (whether by sale, merger or other method of disposition), other than in the ordinary course of business, with a fair market value in excess of USD10,000,000;

(ix)	entering into acquisitions (including acquisitions of shares, assets or technology) for an amount in excess of USD10,000,000 (taking into account all Joint Venture Entities) in the aggregate for any Fiscal Year;

(x)	entering into or extending the term of any product supply agreement with either Party or any of its Affiliates which has an aggregate value in excess of USD100,000;

(xi)	determining the corporate names of any Joint Venture Entity and the branding policies of the Joint Venture; and

(xii)	approval of the Annual Budget and deviations therefrom, without prejudice to Section 3.4(b).

(b) Without prejudice to Section 3.3(c), a resolution of the Board of Directors, approved by at least four (4) of the five (5) Directors, shall be required before any Joint Venture Entity may take (or commit to take) action (including proposing any resolution to a meeting of the Shareholders) with respect to any of the following matters:

(i)	until the first anniversary of the Closing, the termination of any of the Joint Venture officers (including, for the avoidance of doubt, any of the persons mentioned in Schedule 3.4(b)(i) hereto);

(ii)	any divestiture or closure of former SG Topco facilities contributed to the Joint Venture identified in writing, and mutually agreed to, by the Parties on or before the Closing Date, if any;

(iii)	any issuance or redemption of equity interests (or securities or other rights convertible into or exchangeable or exercisable for such equity interests), other than any issuance to, or redemption from, another Joint Venture Entity;

(iv)	incurring, assuming or making commitments for any indebtedness for borrowed money in excess of USD50,000,000 (taking into account all Joint Venture Entities) in the aggregate (other than as permitted under subsections 3 and 6 of Schedule 4.7) or granting pledges, mortgages or any other encumbrances in rem (sûreté réelle) over any of its assets securing an aggregate principal amount in excess of USD50,000,000 (taking into account all Joint Venture Entities);

(v)	entering into any financing transaction under any form with a Third Party granting said Third Party funds in excess of USD25,000,000;

(vi)	any material change in the types of businesses conducted by the Joint Venture or engaging in a new business not directly related to the business of the Joint Venture as then conducted;

(vii)	incurring capital expenditures in any Fiscal Year (other than maintenance capital expenditures) in excess of USD100,000,000 (taking into account all Joint Venture Entities) in the aggregate or USD40,000,000 for any single project;

(viii)	a transfer of any shares or assets (whether by sale, merger or other method of disposition), other than in the ordinary course of business, with a fair market value in excess of USD25,000,000;

(ix)	paying any dividends in any Fiscal Year in an aggregate amount of less than 80% of the Distributable Results for the relevant Fiscal Year;

(x)	(a) entering into any agreement (other than the Transaction Documents, including the PSAs, agreed in writing between the Parties or their applicable Affiliates prior to Closing and contemplated under Section 4.6) with either Party or any of its Affiliates which has an aggregate value in excess of USD100,000; or

(b) amending or extending the term of any agreement with either Party or any of its Affiliates which has an aggregate value in excess of USD100,000 (other than amendments agreed between the Parties or their respective Affiliates and other than extensions expressly contemplated in certain PSAs that provide for extensions until such time as SG Parent is no longer an indirect shareholder of the Company);

(xi)	entering into acquisitions (including acquisitions of shares, assets or technology but excluding capital expenditures subject to subparagraph (b)(vii), the OCIL Acquisition and the OC Korea Acquisition) for an amount in excess of USD50,000,000 (taking into account all Joint Venture Entities) in the aggregate for any Fiscal Year;

(xii)	any amendment, alteration or modification to the Charter or the Management Company Charter;

(xiii)	approving or effecting any material changes in the Joint Venture’s accounting methods or policies, or changing the auditors; and

(xiv)	any decision to liquidate, wind-up, dissolve or to enter into any plan for the same or to terminate the Joint Venture.

(c) Notwithstanding any other provisions of the Charter, the provisions of Section 3.4(b) will cease to apply upon delivery of an Option Exercise Notice, duly effective, in accordance with the terms of the Option Agreement of even date herewith (the “Option Agreement”); provided however that OC Parent shall indemnify SG Parent for any claim by a third party against SG Parent and/or SG Topco, as applicable, arising from any action by the Joint Venture adopted pursuant to a resolution approved by the Board of Directors during the period from the delivery of the Option Exercise Notice until SG Parent is no longer an indirect shareholder of the Company and falling within the scope of the provisions of Section 3.4(b). If SG Parent shall seek indemnification pursuant to this Section 3.4(c), the terms of Section 11.03 of the Master Contribution Agreement shall apply (provided that any rights and obligations of SG Topco will be deemed rights and obligations of SG Parent).

3.5 No Unauthorized Actions.

(a) Each Party shall use its best efforts, including through its dealings with the Directors designated by it (and the officers designated by the Board of Directors), to ensure that none of the Joint Venture Entities takes any action specified in Section 3.4 that has not been authorized in accordance with the provisions of Section 3.4; provided, however, that the parties recognize that they might not be able to enforce the provisions of Section 3.4 with respect to the actions of any Joint Venture Entity that is not under the Control of the Joint Venture.

(b) Prior to the consideration by the Board of Directors of any resolution contemplated under Section 3.4(a)(x) with respect to a proposed agreement (or extension thereof) between OC Parent or any of its Affiliates and any Joint Venture Entity, OC Topco shall cause the officers of the Joint Venture to provide to SG Topco a copy of the proposed agreement and relevant data supporting the fairness of the terms of the proposed agreement for the Joint Venture. In the event the Directors fail to meet the majority of four (4) Directors required for any resolution contemplated under Section 3.4(b)(x), SG Topco shall propose alternative commercial terms for the proposed arrangement. OC Topco may elect to enter into (or extend) the proposed arrangement on the terms so proposed by SG Topco. Whether or not OC Topco has elected to enter (or have its Affiliate enter) into the proposed arrangement, OC Topco shall have the option to bring the dispute over the proposed terms of the contemplated arrangement, before the Unaffiliated Firm. The Unaffiliated Firm shall only consider the proposed terms that are being disputed. The Unaffiliated Firm shall give both parties the opportunity to present their arguments in writing and shall make its determination promptly by delivering to OC Topco and SG Topco its determination of the terms that it considers to be consistent with an arms’ length transaction, taking into account all factors that it deems relevant for his determination, without being bound by either Party’s proposed terms. The Unaffiliated Firm shall attempt to render its decision within thirty (30) days after its commissioning by OC Topco. The Unaffiliated Firm’s decision shall, in the absence of manifest error, be final and binding upon OC Parent and SG Parent and their Affiliates, and the Parties shall cause to have the Directors of the Company adopt the relevant terms. The fees and expenses, if any, of the Unaffiliated Firm shall be shared by OC Topco and SG Topco in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Unaffiliated Firm and shall be conclusive and binding on OC Topco and SG Topco.

(c) Notwithstanding Section 3.4(b), if, in the event the Board of Directors shall not approve a resolution with respect to a transaction contemplated by Section 3.4(b)(xi), then OC Topco may, in its sole discretion, elect to allow the Joint Venture to proceed with such transaction (each such transaction, an “Overridden Acquisition”); provided that in such event, the Exit Price shall be increased by the Incremental Acquisition Debt incurred, if any, in respect of such Overridden Acquisition.

(d) In the event that the OCIL Acquisition is consummated after Closing but before the End Date, the Exit Price shall be increased by the OCIL Acquisition Debt, if any.

(e) In the event that the OC Korea Acquisition is consummated after Closing but before the End Date, the Exit Price shall be increased by the OC Korea Acquisition Debt, if any.

3.6 Shareholders’ Meetings

(a) Shareholders’ meetings of the Company shall take place at least once every year. The permanent representative of the Management Company may convene additional Shareholders’ meetings of the Company upon written request by a Shareholder, in accordance with the notice provisions set forth in the Charter.

(b) Shareholders’ meetings shall resolve upon all matters reserved to the Shareholders under the Belgian Company Code, and such additional matters as provided in the Charter.

(c) Shareholders’ meetings shall be held at the registered office of the Company in Brussels, Belgium, except as otherwise agreed by the Shareholders.

(d) Shareholders may take action on a matter at a Shareholders’ meeting only if a quorum exists. There shall be a quorum for the transaction of business at any Shareholders’ meeting when at least one representative of OC Topco and one representative of SG Topco are present in person or represented by a duly authorized representative; provided, however, that a quorum shall be deemed to exist if the holders of a majority of the Shares entitled to vote at the Shareholders’ meeting are present or represented at any meeting which is convened after the convening of a prior Shareholders’ meeting for which no quorum existed and with the same agenda, notice having been duly given to the Shareholders with respect to both of such meetings and the Shareholders’ meeting may resolve on the matters set forth in such agenda (including matters set forth in Section 3.4(b) that have been approved by the Board of Directors in accordance with Section 3.3(c)) by a simple majority of the Shareholders present or represented.

(e) Each Shareholder shall be entitled to cast one vote for each Share that is held by such Shareholder with respect to each matter voted on by the Shareholders. Unless otherwise required by applicable Law, all decisions of the Shareholders shall be made by the affirmative vote of the holders of a majority of the Shares present and eligible to cast a vote with respect to such decision. Decisions of the Shareholders may be validly made only at a Shareholders’ meeting with respect to matters that were included in the agenda, unless representatives of both Parties are present and the Shareholders present unanimously agree to extend the agenda.

(f) To the extent that any of the matters set forth in Section 3.4(b) requires a vote by the meeting of shareholders of any Joint Venture Entity, no such matter shall be brought before the shareholders’ meeting of the relevant Joint Venture Entity unless it has been approved by the Board of Directors in accordance with this Article III. Where applicable, OC Topco and SG Topco each undertakes to exercise its vote as a Shareholder of the Company in order to implement the decisions of the Board of Directors in accordance with this Article III.

3.7 Annual Budget and Projections.

(a) A budget for the Joint Venture (the “Annual Budget”) shall be prepared by the officers of the Joint Venture for each Fiscal Year and submitted to the Board of Directors for its approval, no later than thirty (30) days prior to the start of such Fiscal Year. Thereafter, the CFO shall submit quarterly updates to such Annual Budget to the members of the Board of Directors, including details on any deviations from such Annual Budget; provided, however, that there shall be no material changes in the Annual Budget without the approval of the Board of Directors.

(b) The Annual Budget shall include, but not be limited to, the following:

(i)	a projected consolidated balance sheet of the Joint Venture as of the end of the upcoming Fiscal Year, including projected EBITDA and Distributable Results for such upcoming Fiscal Year;

(ii)	a capital budget and an operating budget for the Joint Venture for the upcoming Fiscal Year, including the establishment and amount of working capital, capital improvement, and contingency reserves;

(iii)	an analysis of sales variations, product line by product line;

(iv)	an analysis of variations in costs and productivity, facility by facility; and

(v)	a description of key R&D developments (including the new products portion of total sales).

(c) If the Board of Directors does not approve the Annual Budget for any Fiscal Year prior to the commencement of such Fiscal Year, then the Annual Budget approved by the Board of Directors for the previous Fiscal Year will be deemed to be the Annual Budget for the current Fiscal Year until such time as the Board of Directors approves the Annual Budget for the current Fiscal Year.

(d) Together with the Annual Budget, the officers of the Joint Venture shall also prepare and submit to the Board of Directors for its approval a projection of the Joint Venture’s operating results for the three (3) upcoming Fiscal Years, including pro forma consolidated income statements, balance sheets and statements of cash flows with appropriate details describing sales growth (including as a result of potential acquisitions) or decline (including as result of potential divestments or closures of plants or facilities), manufacturing cost change, change in operating expenses, projected investments, context of industry health and competitiveness, vision for technology and commercial developments and future initiatives and plans of the Joint Venture.

3.8 Joint Venture Entities Indemnification Claims.

(a) Notwithstanding any other provision of this JV Agreement, in the event of a claim for indemnification under Article XI of the Master Contribution Agreement of any Joint Venture Entity against OC Topco or its Affiliates, SG Topco shall direct the Joint Venture’s conduct in prosecuting such claim and, in the event of a claim against SG Topco or its Affiliates, OC Topco shall direct the Joint Venture’s conduct in prosecuting such claim.

(b) Each Party undertakes that if it becomes aware of any potential indemnification claim by the Joint Venture against it or any of its Affiliates under Article XI of the Master Contribution Agreement, such Party will promptly inform the other Party and co-operate in any proceeding initiated by the Joint Venture to pursue its rights to indemnification under the Master Contribution Agreement.

ARTICLE IV

CONDUCT OF THE VENTURE

4.1 Business of the Joint Venture. The Joint Venture will operate as an independent group of companies separate and apart from the Parties. From and after the Closing, the Joint Venture Entities shall take such actions as are consistent with the operation of an independent business, including hiring and maintaining their own workforce, entering into and fully performing their own contracts and maintaining their own property, facilities and equipment and will manage and operate the Business in accordance with the Business Plan and the Annual Budget.

4.2 Fiscal Year, Auditing, Accounting System, Inspection and Information, Financial Policies

(a) The fiscal year of each Joint Venture Entity shall end on the 31st day of December in each year (the “Fiscal Year”). The Joint Venture Entities shall have the same Fiscal Year for income tax and financial accounting purposes.

(b) The auditors for the Joint Venture (the “JV Auditors”) shall be PricewaterhouseCoopers and shall be appointed for a term of three (3) years. Any services to be performed by the JV Auditors for any Joint Venture Entity other than auditing services shall first be approved by the Board of Directors in accordance with Section 3.4(a).

(c) The Parties shall cause the Joint Venture to keep and maintain complete and accurate books, records and accounts on a U.S. GAAP compliant accrual basis of accounting. The Parties agree to cooperate with each other in developing a uniform, comprehensive accounting and reporting system, in order that, from and after the Closing, the Joint Venture and the Parties will be able to prepare their respective accounts in accordance with the applicable Laws, accounting standards and principles generally accepted in the jurisdiction of formation of the Company, each of the Joint Venture Entities and the Parties and consistently applied, and in such a manner as would (i) permit the preparation of consolidated financial statements in accordance with both IFRS and U.S. GAAP (including by providing SG Parent and OC Parent, if practicable before the end of the first month following the end of the calendar year during which the Closing Date took place and in any event no later than ten (10) months following such Closing Date, with the fully audited opening balance sheet of the Joint Venture, both in IFRS and U.S. GAAP), (ii) provide management of the Joint Venture and the Parties with prompt periodic financial information and other operating data desired by management and quarterly balance sheet, income statement and statement of cash flows, all prepared using U.S. GAAP requirements together with a reconciliation to IFRS (and mentioning the exchange rate used for such balance sheet, income statement and statement of cash flows), and (iii) provide the Joint Venture and the Parties all data which they need for Tax, accounting, securities Laws and other financial reporting purposes in all relevant jurisdictions. The books, records and accounts of the Joint Venture will be prepared in USD, except as otherwise required by applicable Law, in which case in the relevant jurisdictions, they will be prepared in USD as well as in the applicable local currency.

(d) Each Party and its auditors, through its duly authorized representatives, shall be permitted (at no charge, cost or expense to the Joint Venture and without disruption of its business) to have full access to and examine and make copies of all of the books, records, audit work papers (and, to the extent legally permitted, have access to the relevant auditors) and accounts of the Joint Venture and to inspect its operations during normal business hours. Furthermore, the Parties shall cause the Joint Venture within ninety (90) days after the end of each Fiscal Year, to deliver to the Parties information on the Joint Venture’s business, including the following:

i.	a copy of the balance sheet of the Company as of the last day of such Fiscal Year;

ii.	a consolidated profit or loss of the Company for such Fiscal Year;

iii.	a statement of the Shareholders’ Capital Accounts and changes therein for such Fiscal Year; and

iv.	a statement of Company cash flow for such Fiscal Year.

(e) The Company shall prepare and deliver to each Shareholder a report containing all information necessary for the Shareholder to include its share of taxable income or loss (or items thereof), including the annual reports described in Section 4.2(d) hereof, within ninety (90) days after the end of each Fiscal Year of the Company.

(f) The Joint Venture shall be responsible for all restructuring and integration expenses of the Joint Venture Entities incurred as from the Closing Date.

(g) The Parties recognize that any Joint Venture Entity that is not Controlled by the Joint Venture might not conform to the provisions of this Section 4.2.

4.3 Dividend Policy

(a) At the end of each Fiscal Year and no later than ninety (90) days following the end of such Fiscal Year, the Board of Directors shall draw up the Company’s consolidated accounts for the relevant Fiscal Year, including a consolidated profit and loss statement of the Joint Venture, together with the EBITDA and determine the amount of the Distributable Results. The Distributable Results shall be distributed to the Shareholders in proportion with their Ownership Interests in the Company no later than ten (10) days following the approval of the accounts and the Distributable Results by the Shareholders.

(b) Any payment to the Shareholders of an aggregate amount of less than 80% of the Distributable Results for the relevant Fiscal Year shall be approved by at least four (4) of the five (5) Directors, as provided in Section 3.4(b)(ix).

4.4 Compliance with Owens Corning Policies. The Parties shall cause the Joint Venture to, and the Joint Venture shall, conduct its business in compliance with the Owens Corning Code of Business Conduct and all Business Conduct policies, as may be in effect from time to time. The Owens Corning Code of Business Conduct and the Business Conduct policies in effect as of the date hereof are attached hereto as Schedule 4.4. OC Topco will provide the Joint Venture, with a copy to SG Topco, copies of any amendments to such policies and the Joint Venture will implement such amended policies as soon as reasonably practical (and only to the extent legally permitted).

4.5 Metal

(a) Each Party undertakes to lease, or to cause its respective Affiliates to lease, to the Joint Venture, for so long as it retains an Ownership Interest in the Company, Metal as follows:

(i)	SG Topco shall lease, or cause its Affiliates to lease, to OC Parent (which OC Parent shall then sublease to the Joint Venture) an aggregate amount of Metal equal to the SG Required Aggregate Lease Quantity of Metal in accordance with the terms of the Master Lease Agreement.

(ii)	OC Topco shall lease, or cause its Affiliates to lease to the Company, at all times an aggregate amount of Metal equal to the difference between (x) the Metal required by the Joint Venture for the operation of the Business and (y) the SG Required Aggregate Lease Quantity of Metal, in accordance with the terms of the OC Master Lease Agreement.

(b) At Closing, (i) SG Topco shall enter, and shall cause its relevant Affiliates to enter, into a master lease agreement with OC Parent, substantially in the form attached hereto as Schedule 4.5(b)(i) (the “SG Master Lease Agreement”), (ii) OC Topco shall enter, and shall cause its relevant Affiliates to enter, into a master lease agreement with the Company or its Subsidiaries, substantially in the form attached hereto as Exhibit C to the SG Master Lease Agreement (the “OC Master Lease Agreement” and, together with the SG Master Lease Agreement, the “Master Lease Agreements”). To secure the performance by the Joint Venture of its payment and other obligations to SG Topco and its Affiliates, as appropriate, under the SG Master Lease Agreement, at Closing the Parties shall enter, and shall cause their relevant Affiliates to enter into an intercreditor agreement with the Company substantially in the form set forth in Schedule 4.5(b)(ii) (the “Intercreditor Agreement”). Prior to the Closing Date, the Parties will review together, on a jurisdiction by jurisdiction basis, whether the lease and sub-lease of Metal contemplated in the Master Lease Agreements can be implemented in accordance with the terms thereof. In the event that local laws do not allow or make the operations contemplated by the Master Lease Agreements materially onerous for the SG Parties and/or the OC Parties, the Parties agree to find an alternate solution reasonably acceptable to both of them, on or prior to the Closing Date. Such solutions will, on an aggregate basis, be consistent with the SG Master Lease Agreement and the Intercreditor Agreement.

(c) The Parties agree that the Joint Venture shall not buy any Metal, except as required to replenish the Metal leased pursuant to the OC Master Lease Agreement following its use in the ordinary course of the Joint Venture’s business.

(d) The Parties shall form a Metal committee (the “Metal Committee”), consisting of four (4) members, two of whom shall be appointed by each Party, that shall be responsible for monitoring the performance by the Parties and their Affiliates of their obligations under the Master Lease Agreements, discuss with the Joint Venture its Metal strategy and more generally address any global Metal issue affecting the Joint Venture. The members of the Metal Committee designated by each Party may be removed by it at any time, at its sole discretion. The Metal Committee shall meet at such intervals and at such location as agreed by its members. The Metal Committee shall have no decisional powers whatsoever. For informational purposes and without prejudice to the terms of the Master Lease Agreements, the Company shall deliver to the Metal Committee, thirty (30) days prior to the end of each quarter, a forecast of the Joint Venture’s aggregate Metal requirements and of the composition thereof for the ensuing six (6) month period.

(e) The quantity of Metal provided by the SG Parties or the OC Parties, as applicable, under the Master Lease Agreements at the commencement of the applicable Lease Term (as defined therein) will be determined and computed with regard to Metal already on hand at the relevant glass-making facilities in accordance with the provisions of Schedules 4 of each of the forms of the Master Lease Agreements, as confirmed by a pre-Closing Date audit performed jointly by the Parties and the Metal Reconciliation Certificate of each of the applicable SG Party and the applicable OC Party (as Lessor) delivered pursuant to Schedules 4 of the forms of the Master Lease Agreements.

(f) The aggregate rental paid by the Joint Venture Entities pursuant to the OC Master Lease Agreement will not exceed the sum of (i) the aggregate rental which would have been payable had the rent rate thereunder been determined pursuant to the first sentence of Section 4.3 of the OC Master Lease Agreement and (ii) any incremental costs reflecting compliance with local law and/or the payment of taxes.

(g) If any amendment to the OC Master Lease Agreement would increase the aggregate cost of the Master Lessee (as defined in the OC Master Lease Agreement) and the other Approved Lessees (as defined in the OC Master Lease Agreement) thereunder, such amendment must be approved and signed by SG Newco (as defined in the OC Master Lease Agreement).

4.6 Other Agreements. At Closing, (i) OC Parent, SG Parent and the Company shall, as applicable, enter into, or cause their respective relevant Affiliates to enter into, the Product Supply Agreements (each, a “PSA”) set forth in the Material Supply Agreement Term Sheet attached hereto as Schedule 4.6(a) (the “Material Supply Agreement Term Sheet”) substantially in accordance with the terms and conditions set forth in such term sheet, (ii) OC Parent, SG Parent and the Company and their respective relevant Affiliates agree that such Product Supply Agreements shall be substantially in the form attached hereto as Schedule 4.6(b) (the “Form of Product Supply Agreements”), (iii) SG Parent shall cause its applicable Affiliates to enter into an information technology transition services agreement with the Company, substantially in the form attached hereto as Schedule 4.6(c) (the “IT Transition Services Agreement”), (iv) OC Parent and SG Parent shall, or shall cause their applicable Affiliates to, enter into a general services agreement with the Company, substantially in the form attached hereto as Schedule 4.6(d) (the “General Services Agreement”), (v) OC Parent, SG Parent and the Company shall, or shall cause their respective Affiliates to, enter into the tax sharing agreement, substantially in the form attached hereto as Schedule 4.6(e) (the “Tax Sharing Agreement”), (vi) OC Parent and SG Parent shall enter into a transition services agreement with the Company as finalized in accordance with the Initial Master Transition Services Agreement (the “Master Transition Services Agreement”), and (vi) SG Parent and the Company shall cause their respective Affiliates to enter into the Vertex License Agreement and the Mexico License Agreement. The Parties hereby agree to negotiate in good faith to achieve mutually acceptable resolution on forms of the Vertex License Agreement and Mexican License Agreement as soon as reasonably practicable after the date hereof.

4.7 Initial Financing – Excess Alloy Financing Needs. Schedule 4.7 sets forth the terms agreed to by the Parties with respect to the Facility and excess alloy financing needs.

4.8 Compliance with Applicable Law. The Company shall, and the Parties shall at all times cause the Company to, conduct all of the activities of the Joint Venture in full compliance with applicable Laws and all ethics and compliance policies adopted from time to time by the Company. Additionally, and not by way of limiting the foregoing, the Company shall, and the Parties shall at all times cause the Company to, cooperate with and take all actions necessary to permit OC Parent to comply with its obligations pursuant to the

Sarbanes-Oxley Act of 2002, as may be amended from time to time, and any other Law applicable to it.

ARTICLE V

RESTRICTIONS ON TRANSFER OF OWNERSHIP INTERESTS

IN THE JOINT VENTURE

5.1 Lock-Up Period. Except as otherwise expressly provided in the Option Agreement, for a period beginning on the date of formation of the Company or the Management Company, as applicable, and ending on the tenth (10th) anniversary of the Closing, neither Party shall Transfer in any way all or part of its Ownership Interest in the Company or the Management Company without the prior consent of the other Party.

5.2 Transfers to Affiliates. Notwithstanding the provisions of this Article V to the contrary, OC Topco may Transfer all or part of its Ownership Interests in the Company or the Management Company to any Affiliate that is a direct or indirect wholly-owned Subsidiary of OC Parent at any time upon the prior written consent of SG Parent, which consent shall not be unreasonably withheld, provided that (i) such Affiliate is exclusively controlled by OC Parent, and (ii) such Transfer does not have any material adverse impact on the Tax position of any Joint Venture Entity or the other Shareholders; provided further, that such Transfer shall be subject to the following conditions: (x) any such proposed transferee shall have executed and delivered to SG Topco an instrument in form and substance reasonably satisfactory to it confirming that such transferee agrees to purchase the Ownership Interests in the Company or the Management Company, as applicable, subject to all the terms and conditions of this JV Agreement and the Option Agreement, and (y) such proposed transferee shall have agreed in writing that if it ceases to be a direct or indirect wholly-owned Subsidiary of OC Parent and has not, prior to ceasing to be a wholly-owned Subsidiary, transferred to OC Parent or an Affiliate that is a direct or indirect wholly-owned Subsidiary of OC Topco the Ownership Interests in the Company and/or the Management Company, as applicable, owned by it, it shall be deemed as of the date it ceases to be such a wholly-owned Subsidiary to have breached a material covenant hereunder; and provided, further, that OC Topco shall remain responsible, jointly and severally, for compliance by such transferee with the terms of this JV Agreement.

5.3 Terms Applicable to all Transfers. No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to its Ownership Interests in the Company or the Management Company nor shall any Shareholder enter into any agreement or arrangement of any kind with any Person with respect to its Ownership Interest in the Company or the Management Company inconsistent with the provisions of this JV Agreement or the Option Agreement, including any agreement or arrangement with respect to the acquisition, disposition or voting (if applicable) of its Ownership Interests in the Company or the Management Company, nor shall any Shareholder act, for any reason, as a shareholder of a group or in concert with any other Person in connection with the acquisition, disposition or voting (if applicable) of any Ownership Interest in the Company or the Management Company in any manner that is inconsistent with the provisions of this JV Agreement or the Option Agreement. Each Party shall take, and shall cause its applicable Affiliates to take, all actions necessary to give effect to the transfer provisions of this Article V.

ARTICLE VI

COVENANTS AND AGREEMENTS OF THE PARTIES

6.1 Non-compete.

(a) From and after the Closing Date until the third (3rd) anniversary of the date on which a Party or any of its Affiliates ceases to be a Shareholder, the Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly, for their own account or otherwise, in any country of the world: (i) own, operate, manage or control; (ii) serve as an officer, director, shareholder, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity; or (iii) have any financial interest in, in each of (i), (ii) or (iii), any person, business or enterprise that competes directly or indirectly with any Joint Venture Entity or the Business; provided, however, that either Party or their Affiliates may own a non-Controlling interest of not more than five percent (5%) of any class of security of a Person engaged in a competing business, which securities of such Person are traded on a securities exchange.

(b) Section 6.1(a) shall not apply to any business owned as of the date hereof by either an SG Party or an OC Party that the Parties have agreed shall not be contributed to the Joint Venture (including, for the avoidance of doubt, to the SG Textile Solutions Business), provided, however, that any such business shall not manufacture or sell any Company Products (as defined in the Master Contribution Agreement) except pursuant to a written supply, license, and/or tolling agreement with the Company or its Affiliates.

(c) Section 6.1(a) shall not prohibit the acquisition, directly or indirectly, by either Party or any of its Affiliates, of any business assets or shares which cause it to be in breach of Section 6.1(a) (the “Prohibited Asset”) as the result of the consummation of any merger, acquisition or similar transaction for so long as and provided that (i) the annual sales revenue generated by the Prohibited Asset represents less than ten (10) percent of the total annual sales revenue generated by such acquired business assets or shares, or (ii) the annual sales revenue generated by the Prohibited Asset is less than USD twenty (20) million, in each case calculated based on the relevant annual financial statements for the most recent complete financial year.

(d) If either Party or any of its Affiliates becomes the owner of any Prohibited Asset at any time such Party or any of its Affiliates is a Shareholder, such Party shall Transfer or cause its Affiliate to Transfer such Prohibited Asset to a Third Party for cash consideration only and shall use its reasonable efforts to effect such Transfer within twelve (12) months after its acquisition (and if such Transfer does not occur within such twelve (12) month period, such Party shall continue to use its reasonable efforts to effect such Transfer as soon as practically possible), which Transfer will be subject, however, to a right of first refusal in favor of the Company or any Joint Venture Entity designated by the Company, which right of first refusal shall be exercised in accordance with Section 6.1(e).

(e) Promptly but no later than five (5) Business Days after the Party or its Affiliate who acquired the Prohibited Asset has received a written bona fide offer from a Third Party to purchase such Prohibited Asset, such Party (the “Transferor”) shall give written notice (a “Transferor’s Notice”) to the Company with a copy to the other Party of its or its Affiliate intention to sell the Prohibited Asset, which notice shall (i) identify the

Prohibited Asset, (ii) identify the proposed Third Party transferee and any other material items and conditions of the proposed Transfer and (iii) attach a copy of the bona fide offer. The date on which such Transferor’s Notice is actually received by the Company and the other Party, whichever is earlier, is referred to hereinafter as the “Notice Date.” The Company shall have sixty (60) days following the Notice Date to notify the Transferor in writing whether the Company (or any Joint Venture Entity) wishes to buy such Prohibited Asset on the same terms as set forth in the Transferor’s Notice (the “ROFR Notice”). If the Company either fails to give the ROFR Notice within such sixty (60) day period or notifies the Transferor that it does not wish to purchase the Prohibited Asset, the Company shall be deemed to have declined to purchase such Prohibited Asset and the Transferor may thereafter transfer, or have its Affiliate transfer, to the proposed transferee identified in the Transferor’s Notice at any time within thirty (30) days after (i) receipt of all necessary approvals from any Governmental Authority or (ii) if no such approvals are necessary, after the expiration of such sixty (60) day period, all (but not less than all) of the Prohibited Asset at a price and on terms and conditions which are not more favorable to the proposed transferee than those set forth in the Transferor’s Notice; provided that if the Prohibited Asset is not transferred to the proposed transferee for any reason within such period, then such Prohibited Asset may be transferred only by again complying with all of the terms and procedures set forth in this Section 6.1. If the Company does provide an ROFR Notice to the Transferor within such sixty (60) day period, such ROFR Notice shall be deemed to create a binding agreement between the Transferor or its applicable Affiliate and the Company (or the applicable Joint Venture Entity designated by the Company in the ROFR Notice) to Transfer, subject to the receipt of the purchase price all and not less than all of the Prohibited Asset at the price and on the other terms and conditions set forth in the Transferor’s Notice. The Transferor or its applicable Affiliate shall be liable for the Transfer of full and unencumbered legal title to the Prohibited Asset. The closing for the Transfer to the Company or the designated Joint Venture Entity shall take place at a time and place reasonably acceptable to the Transferor or its applicable Affiliate and the Company or the designated Joint Venture Entity; provided that such closing shall occur on the later of (i) thirty (30) days after the receipt of all necessary approvals from any Governmental Authority and (ii) one hundred and eighty (180) days after receipt by the Transferor of the ROFR Notice. Each of the Transferor or its applicable Affiliate, on the one hand, and the Company or the designated Joint Venture Entity, on the other hand, shall pay its own costs and expenses in connection with the transaction.

(f) If either Party or any of its Affiliates becomes the owner of any Prohibited Asset at any time during the three (3) years after such Party or any of its Affiliates ceases to be a Shareholder, such Party shall Transfer or cause its Affiliate to Transfer such Prohibited Asset to a Third Party for cash consideration only, which Transfer will be subject, however, to a right of first offer in favor of the Company or any Joint Venture Entity designated by the Company, which right of first offer shall be exercised in accordance with Section 6.1(g).

(g) Promptly but no later than twenty (20) Business Days following the acquisition of the Prohibited Asset by the acquiring Party or any of its Affiliates, such Party (the “ROFO Transferor”) shall give written notice (a “ROFO Transferor’s Notice”) to the Company with a copy to the other Party of its intention, or that of its applicable Affiliate, to sell the Prohibited Asset, which notice shall (i) identify the Prohibited Asset, (ii) indicate the expected purchase price of the Prohibited Asset and any other material items and conditions of the proposed Transfer and (iii) attach a copy of any due diligence report prepared by the

ROFO Transferor or its applicable Affiliate and its legal and financial advisors (but only to the extent permitted by such legal and financial advisors) for the purpose of the transaction comprising the Prohibited Asset. The date on which such ROFO Transferor’s Notice is actually received by the Company is referred to hereinafter as the “ROFO Notice Date.” The Company shall have sixty (60) days following the ROFO Notice Date to notify the ROFO Transferor in writing whether the Company (or any Joint Venture Entity) wishes to buy such Prohibited Asset on the same terms as set forth in the ROFO Transferor’s Notice (the “ROFO Notice”). If the Company either fails to give the ROFO Notice within such sixty (60) day period or notifies the ROFO Transferor that it does not wish to purchase the Prohibited Asset, the Company shall be deemed to have declined to purchase such Prohibited Asset and the ROFO Transferor or its applicable Affiliate may thereafter transfer the Prohibited Asset to any third party at a price and on terms and conditions which are not more favorable to the proposed transferee than those set forth in the ROFO Transferor’s Notice; provided that if the Prohibited Asset is not transferred for any reason before the end of a one hundred and eighty (180) day period following the expiry of the above-mentioned sixty (60) day period (or, if applicable, within thirty (30) days after receipt of all necessary approvals from any Governmental Authority, provided a binding agreement (subject only to customary conditions, including regulatory approvals) shall have been entered into between the ROFO Transferor or its applicable Affiliate and the relevant Third Party purchaser before the end of the above-mentioned one hundred and eighty (180) day period), then such Prohibited Asset may be transferred only by again complying with all of the terms and procedures set forth in this Section 6.1. If the Company does provide a ROFO Notice to the ROFO Transferor within such sixty (60) day period, such ROFO Notice shall be deemed to create a binding agreement between the ROFO Transferor or its applicable Affiliate and the Company (or the applicable Joint Venture Entity designated by the Company in the ROFO Notice) to Transfer, subject to the receipt of the purchase price, all and not less than all of the Prohibited Asset at the price and on the other terms and conditions set forth in the ROFO Transferor’s Notice. The ROFO Transferor or its applicable Affiliate shall be liable for the Transfer of full and unencumbered legal title to the Prohibited Asset. The closing for the Transfer to the Company or the designated Joint Venture Entity shall take place at a time and place reasonably acceptable to the Transferor or its applicable Affiliate and the Company or the designated Joint Venture Entity; provided that such closing shall occur on the later of (i) thirty (30) days after the receipt of all necessary approvals from any Governmental Authority and (ii) one hundred and eighty (180) days after receipt by the Transferor of the ROFO Notice. Each of the ROFO Transferor or its applicable Affiliate, on the one hand, and the Company or the designated Joint Venture Entity, on the other hand, shall pay its own costs and expenses in connection with the transaction.

(h) Any decision by the Board of Directors to purchase any Prohibited Asset from SG Topco or any of its Affiliates while SG Topco or any of its Affiliates is a Shareholder shall be taken by simple majority vote, notwithstanding the provisions of Section 3.4(b).

6.2 Non-solicitation of Certain Employees

(a) From and after the Closing Date until the second (2nd) anniversary of the date on which a Party or any of its Affiliates ceases to be a Shareholder, the Parties shall not, and shall cause their respective Affiliates not to, without the prior written approval of the other Party, directly or indirectly solicit any individual who is a JV Employee to terminate his or her employment relationship with the relevant Joint Venture Entity; provided, however, that the foregoing shall not apply to any JV Employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of the Joint Venture) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on either Party’s websites or internet job sites, or on radio or television) not specifically directed to JV Employees.

(b) From and after the Closing Date until the second (2nd) anniversary of the Closing Date, the Company shall not, and shall cause any Joint Venture Entity not to, without the prior written approval of the applicable Party, directly or indirectly solicit any individual who is employed by either Party or any of their Affiliates, to terminate his or her employment relationship with such Party or its Affiliates, as the case may be; provided, however, that the foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of either Party or any of their Affiliates) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Company websites or internet job sites, or on radio or television) not specifically directed to employees of either Party or any of their Affiliates.

6.3 Confidentiality. For a period commencing on the Closing Date and ending ten (10) years after termination of this JV Agreement, each Party shall, and shall cause its Affiliates and each Joint Venture Entity to, treat and hold as confidential, any and all technical, economic, financial, or marketing information or other proprietary or confidential information acquired from the other Party, its respective Affiliates or any Joint Venture Entity. In the event any Party or Joint Venture Entity is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable Law) to disclose any such confidential or proprietary information, then such Party shall notify the other Party or the Company, or the Company will notify both Parties, as applicable, promptly of the request or requirement so that the other Party, the Parties or the Company, as applicable, at their own expense, may seek an appropriate protective order or waive compliance with this Section 6.3. If, in the absence of a protective order or receipt of a waiver hereunder, a Party or a Joint Venture Entity is, on the advice of counsel, compelled to disclose such confidential information, such Party or Joint Venture Entity may so disclose the confidential or proprietary information; provided that such Party or Joint Venture Entity shall use reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. The provisions of this Section 6.3 shall not be deemed to prohibit the disclosure by either Party or any Joint Venture Entity of confidential or proprietary information relating to the operations or affairs of its business to the extent reasonably required (i) to prepare or complete any required Tax returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to the extent necessary to comply with any applicable Laws, (v) to provide services to the Company in accordance with the terms and conditions of any of the Transaction Documents, (vi) in connection with asserting any rights or remedies or performing any obligations under this JV Agreement or any of the Transaction Documents, or (vii) in connection with any other similar administrative functions in the ordinary course of business; provided that in each such case such Party or Joint Venture Entity shall use reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such confidential or proprietary information. Notwithstanding the foregoing, the provisions of this Section 6.3 shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by the Party or Joint Venture Entity required to keep the information confidential, (y) is or becomes available to a Party or Joint Venture Entity on a non-confidential basis from a source that, to the knowledge of such Party or Joint Venture Entity, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) is or has been independently developed by the Party or Joint Venture Entity required to keep the information confidential as evidenced by written documentation.

ARTICLE VII

TERMINATION OF THE JV AGREEMENT

7.1 Termination. The JV Agreement shall terminate on the earliest of the following dates:

(a) at such time as either Party, their successors or their Affiliates shall cease to have an Ownership Interest in the Company;

(b) upon notice from either Party to the other Party, if the Closing shall not have been consummated by December 31, 2007; provided, however, that neither Party may terminate this JV Agreement pursuant to this clause (b) if the Closing shall not have been consummated by such date by reason of the failure of such Party or its Affiliates to perform, in all material respects, any of its or their respective covenants or agreements contained in any Transaction Document;

(c) on the tenth (10th) anniversary of the Closing Date.

7.2 Consequences of Termination. If the JV Agreement is terminated because the Closing shall not have occurred by December 31, 2007, the Parties shall liquidate or otherwise dispose of any Joint Venture Entities that had been organized exclusively for purposes of this JV Agreement, and any costs incurred by the Parties in connection with such liquidation or disposal shall be shared equally between them.

7.3 Liquidation. Upon any liquidation of the Company (or of any Shareholder’s interest in the Company), liquidating distributions shall be made in accordance with the positive balances of the Shareholders’ Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods. It is the intention of the parties that, after accounting for all allocations provided for in Schedule 2.9, the Shareholders will receive liquidating distributions in accordance with their Ownership Interests in the Company.

ARTICLE VIII

SETTLEMENT OF DISPUTES

8.1 Dispute Resolution. If there shall be any dispute, controversy or claim (“Dispute”) between an SG Party and an OC Party arising out of, relating to, or connected with this JV Agreement, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the parties. If an SG Party notifies an OC Party or vice-versa that a Dispute has arisen and the parties are unable to resolve such Dispute within thirty (30) days from such notice, then the matter shall be referred to the Chief Executive Officer of OC Parent and the Président, HPM Division of Saint-Gobain, who shall act by mutual agreement on all such matters. No recourse to arbitration under this JV Agreement shall take place unless and until such representatives of the parties have been unable to resolve the Dispute within thirty (30) days after the expiration of the thirty (30) day period referred to above.

8.2 Arbitration. The parties irrevocably agree that any Disputes (other than as provided in Section 3.5(b)) that are not resolved in accordance with Section 8.1 within the two thirty (30) day periods mentioned therein shall be finally settled by arbitration in Brussels, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such Disputes. For purposes of appointing such arbitrators, SG Parent and its Affiliate shall constitute one party and OC Parent and its Affiliates shall constitute another party. For purposes of appointing such arbitrators, in the event that there are only two parties to a Dispute, each party shall appoint one arbitrator and either the third arbitrator shall be selected by the two party-appointed arbitrators or, failing agreement within thirty (30) days after the party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. In the event that there are more than two parties to a Dispute, the arbitrators shall be appointed in accordance with the ICC Rules. All submissions and awards in relation to arbitration under this JV Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English. For purposes of this Section 8.2, the term “party to a Dispute” may include groups of aligned parties.

8.3 Confidentiality of the Arbitration. Except as may be required by applicable Law, stock exchange rules, Governmental Authorities, or in connection with the ordinary course operation of the Business, the parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or in any court proceedings involving the parties. The parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, requests and other communications to any party hereto shall be in writing (including telecopy or similar writing) and shall be given,

if to OC Parent or OC Topco:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: General Counsel

Telecopy: +1 419-248-1723

with copies (which shall not constitute notice) to:

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: Law Department

Telecopy: +1 419-248-1723

if to Saint-Gobain:

Saint-Gobain

Les Miroirs

18 Avenue D’Alsace

92096 La Défense Cedex

France

Attention: Bernard Field

Telecopy: + 33 1 47 62 31 69

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention: Marie-Armelle Chupin

Telecopy: + 33 1 47 62 36 83

if to SG Topco:

Saint-Gobain

Les Miroirs

18 avenue d’Alsace

92096 La Défense Cedex

France

Attention: Marie-Armelle Chupin

Telecopy: + 33 1 47 62 36 83

with copies (which shall not constitute notice) to:

Saint-Gobain

Les Miroirs

18 Avenue D’Alsace

92096 La Défense Cedex

France

Attention: Bernard Field

Telecopy: + 33 1 47 62 31 69

if to the Company:

Owens Corning Vetrotex Reinforcements

Chaussée de La Hulpe 166

B-1170 Brussels

Attention: President and CEO

Telecopy: +32 2 674 8283

with copies (which shall not constitute notice) to:

Owens Corning Vetrotex Reinforcements

One Owens Corning Parkway

Toledo, Ohio 43659

Attention: General Counsel

Telecopy: +1 419-248-1723

or to such other address or telecopy number and with such other copies, as such party may hereafter specify in writing for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.1 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 9.1.

9.2 Amendments; Waivers.

(a) No provision of this JV Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege under this JV Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

9.3 Successors and Assigns. The provisions of this JV Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Without limitation to Section 5.2, no party may assign, delegate or otherwise transfer any of its rights or obligations under this JV Agreement without the prior written consent of the other parties; provided, that a party may assign its rights under this JV Agreement without the other parties’ prior written consent upon written notice to the other parties to any of its direct or indirect wholly owned Subsidiaries (provided, that if any such Subsidiary assignee, delegatee or transferee shall at any time cease to be a direct or indirect wholly owned domestic Subsidiary of the assignor, delegator or transferor, as the case may be, the exception set forth in this clause shall no longer apply and such assignment, delegation or transfer shall be void unless otherwise permitted under this Section 9.3). Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this JV Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 9.3 (or Section 5.2) shall be void.

9.4 Construction. As used in this JV Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this JV Agreement to a party or other Person include their respective successors and permitted assigns. The words “include,” “includes” and “including” when used in this JV Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this JV Agreement to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this JV Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this JV Agreement refer to this JV Agreement in its entirety and not to any particular Article, Section, Schedule or provision of this JV Agreement. With regard to each and every term and condition of this JV Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this JV Agreement. Whenever this JV Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

9.5 Entire Agreement

(a) This JV Agreement, together with the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

(b) Except as expressly provided herein, this JV Agreement is not intended to and does not confer upon any Person other than the parties (and their respective successors and permitted assigns) and the Joint Venture Entities any rights or remedies hereunder.

9.6 Governing Law. This JV Agreement shall be construed in accordance with and governed by the Laws of Belgium.

9.7 Severability. Any provision of this JV Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this JV Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this JV Agreement is determined to be prohibited or unenforceable in any jurisdiction, the parties agree to use reasonable efforts, and agree to cause their Subsidiaries to use reasonable efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

9.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.9 Disclaimer of Agency. This JV Agreement shall not constitute any party as a legal representative or agent of the other parties or the Joint Venture, nor shall a party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other parties or any Joint Venture Entity, unless otherwise expressly permitted pursuant to an agreement in writing between or among the relevant parties.

9.10 Performance. Each of SG Parent and OC Parent will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party.

9.11 Interpretation. Any matters not covered under this JV Agreement shall be governed by the relevant provisions of the Master Contribution Agreement and the Option Agreement.

IN WITNESS WHEREOF, this JV Agreement has been executed on behalf of the parties in two (2) originals, on the date first written above.

Owens Corning Composite Coöperatief U.A.

By:	/s/ Michael H. Thaman
Michael H. Thaman
Attorney-in-fact

[Remainder of page intentionally left blank]

Owens Corning

By:	/s/ Michael H. Thaman
Michael H. Thaman
Chief Financial Officer

[Remainder of page intentionally left blank]

Ondatra S.A.S.

By:	/s/ Roberto Caliari
Roberto Caliari
Attorney-in-fact

[Remainder of page intentionally left blank]

Société de Participations Financières et Industrielles S.A.S.

By:	/s/ Roberto Caliari
Roberto Caliari
Attorney-in-fact

[Remainder of page intentionally left blank]

STATEMENT OF ADHESION

The undersigned, acting in its own name and in the name and on behalf of each Joint Venture Entity, hereby accepts all rights afforded to the Joint Venture Entities under this JV Agreement and agrees to perform and abide by, and to cause the Joint Venture Entities to perform and abide by, all of the provisions of this JV Agreement to be performed by or which are applicable to any Joint Venture Entity.

OWENS CORNING VETROTEX REINFORCEMENTS

By:
Name:
Title:
Date:

Schedule 1.1

Definitions

“Actual Alloy Costs” shall have the meaning ascribed to it in Schedule 4.7.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person. For purposes of this JV Agreement, no Joint Venture Entity shall be deemed to be an Affiliate of either Party or their Affiliates.

“Alloy Debt” shall have the meaning ascribed to it in Schedule 4.7.

“Alloy Debt Interest Rate” shall have the meaning ascribed to it in Schedule 4.7.

“Alloy Excess Debt” shall have the meaning ascribed to it in Schedule 4.7.

“Annual Budget” shall have the meaning specified in Section 3.7(a).

“Board of Directors” shall have the meaning specified in Section 3.2(a).

“Business” shall have the meaning specified in the Master Contribution Agreement.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, USA, Brussels, Belgium or Paris, France are authorized or required by Law to close.

“Business Plan” means the business plan for the Joint Venture for the period from the Closing Date to December 31, 2009, in the agreed form.

“Capital Account” shall have the meaning specified in Section 2.8(a).

“Capital Contribution” shall mean, with respect to any Shareholder, at any relevant time, the amount of its capital contribution in the Company.

“CFO” shall have the meaning specified in Section 3.2(c).

“Chairman” shall have the meaning specified in Section 3.2(a).

“Charter” shall have the meaning specified in Section 2.1.

“Closing” and “Closing Date” shall have the meanings specified in the Master Contribution Agreement.

“Code” shall have the meaning specified in the Master Contribution Agreement.

“Company” shall have the meaning specified in the recitals.

“Control” (together with the correlative meanings, “Controlled by” or “Controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, contract or otherwise.

“Cumulative Alloy Debt Interest” shall have the meaning ascribed to it in Schedule 4.7.

“Depreciation” shall mean, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to Company property for such Taxable Year, except that if the Gross Asset Value of Company property differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Shareholders.

“Directors” shall have the meaning specified in Section 3.2(a).

“Dispute” shall have the meaning specified in Section 8.1.

“Distributable Results” shall mean, for a given Fiscal Year, the Company’s consolidated net profit after tax as determined in accordance with U.S. GAAP for such Fiscal Year, but not to exceed the amount authorized to be distributed to shareholders as dividend pursuant to the Belgian Company Code; provided, however, that Distributable Results shall be reduced, to the extent not otherwise provided in this definition, by amounts paid to Shareholders under the Tax Sharing Agreement or withheld under Section 2.10 of this Agreement (so that, in substance, amounts paid to Shareholders under the Tax Sharing Agreement or withheld under Section 2.10 of this JV Agreement are treated as expenses of the Company rather than as advances against future dividends).

“EBITDA” shall have the meaning specified in the Option Agreement.

“End Date” shall have the meaning specified in the Option Agreement.

“Estimated Alloy Costs” shall have the meaning ascribed to it in Schedule 4.7.

“Excess Alloy Financial Needs” shall have the meaning ascribed to it in Schedule 4.7.

“Exit Price” shall have the meaning specified in the Option Agreement.

“Facility” shall have the meaning specified in the Master Contribution Agreement.

“Fiscal Year” shall have the meaning specified in Section 4.2(a).

“Form of Product Supply Agreements” shall have the meaning set forth in Section 4.6.

“General Services Agreement” shall have the meaning set forth in Section 4.6.

“Governmental Authority” means any governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Asset Value” shall mean, with respect to any Company property, the asset’s adjusted basis for federal income tax purposes, except as follows:

a. The initial Gross Asset Value of any asset contributed by a Shareholder to the Company shall be the gross value (as determined for purposes of the Treasury Regulations under Section 704) of such asset, as determined by the Shareholders;

b. The Gross Asset Values of all Company property shall be adjusted to equal their respective values (as determined for purposes of the Treasury Regulations under Section 704), as determined by the Shareholders, as of the following times:

(i)	The acquisition of additional Shares in the Company by any new or existing Shareholder in exchange for more than a de minimis capital contribution;

(ii)	The distribution by the Company to a Shareholder of more than a de minimis amount of Company property as consideration for an interest in the Company; and

(iii)	The liquidation of the Company within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g);

provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Shareholders reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interest of the Shareholders in the Company;

c. The Gross Asset Value of any Company property distributed to any Shareholder shall be equal to the value (as determined for purposes of the Treasury Regulations under Section 704) of such asset on the date of distribution as determined by the Shareholders; and

d. The Gross Asset Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulations Section 704-1(b)(2)(iv)(m).

If the Gross Asset Value of any Company property differs from its adjusted tax basis, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such assets for purposes of computing Net Profits and Net Losses.

“ICC” shall have the meaning specified in Section 8.2.

“ICC Rules” shall have the meaning specified in Section 8.2.

“IFRS” means generally accepted International Financial Reporting Standards as in effect at the relevant time or for the relevant period.

“Incremental Acquisition Debt” means, in connection with any Overridden Acquisition, the excess, if any, of (A) the product of (i) 0.4 and (ii) the amount equal to the sum of (1) the acquisition price and (2) the acquired indebtedness for borrowed money, deferred and accrued tax liabilities and capital lease obligations in respect of such Overridden Acquisition, plus the interest calculated on such amount, accrued at the rate of 8% per annum, compounded annually, based on a 360 day year and the actual number of days elapsed from the acquisition date to the End Date over (B) the sum of (i) the product of (x) 0.4 and (y) the sum of the distributable results generated by such Overridden Acquisition from the acquisition date to the End Date and (ii) the amount equal to the portion of paragraph (A) of the Exit Price that is calculated only in respect of such Overridden Acquisition.

“Incremental Alloy Debt Amount” shall have the meaning specified in Schedule 4.7.

“Initial Master Transition Services Agreement” means the Initial Master Transition Services agreement between OC Parent and SG Parent of even date herewith.

“Intercreditor Agreement” shall have the meaning specified in Section 4.5(b)(ii).

“Interest Rate” means the rate per annum equal to the then London Inter-bank Offered Rate for three (3) month deposits as published by the British Bankers Association, based on a 360-day year and the actual number of days elapsed.

“IT Transition Services Agreement” shall have the meaning set forth in Section 4.6.

“Joint Venture” means the group of companies comprising the Company, its Affiliates and any other entities organized by the Parties for purposes of this JV Agreement, which are owned jointly (directly or indirectly) by the Parties and/or their respective Subsidiaries, including the Management Company.

“Joint Venture Entity” means any entity that is part of the Joint Venture.

“JV Agreement” shall have the meaning specified in the preamble.

“JV Auditors” shall have the meaning specified in Section 4.2(b).

“JV Employee” means an individual employed by any Joint Venture Entity.

“Law” means any statute, treaty, law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, code or other legally binding requirement of any Governmental Authority that may be in effect from time to time.

“Local” means any political subdivision of the United States .

“Management Company” shall have the meaning specified in Section 2.1.

“Management Company Charter” shall have the meaning specified in Section 2.1.

“Master Contribution Agreement” shall have the meaning specified in the recitals.

“Master Transition Services Agreement” shall have the meaning set forth in Section 4.6.

“Material Supply Agreement Term Sheet” shall have the meaning set forth in Section 4.6.

“Metal” shall have the meaning set forth in the Master Lease Agreement.

“Metal Committee” shall have the meaning specified in Section 4.5(d).

“Master Lease Agreements” shall have the meaning set forth in Section 4.5(b).

“Metal Reconciliation Certificate” shall have the meaning set forth in the Master Lease Agreement.

“Mexico License Agreement” means the license agreement to be entered into by and between OC NL Invest Cooperatief U.A., as licensor, and Owens Corning Mexican Holdings BV, as licensee , for the facility of licensee in Mexico City.

“Net Profits” and “Net Losses” shall mean, for each Taxable Year, an amount equal to the Company’s taxable income or loss, respectively, for such Taxable Year determined in accordance with Code section 703(a) (including, for this purpose, all items of income, gain, loss or deduction that would otherwise be separately stated) with the following adjustments:

a. Any income of the Company that is exempt from federal income tax and not otherwise taken into account shall be added to such taxable income or loss;

b. Any expenditures of the Company described in, or treated as, Code section 705(a)(2)(B) expenditures and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss;

c In the event the Gross Asset Value of any Company property is adjusted pursuant to the requirements of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

d. Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, regardless of whether the adjusted tax basis for such Property differs from its Gross Asset Value;

e. In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the terms of this Agreement;

f. To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code sections 734(b) or 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining capital accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from a disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Loses; and

g. Notwithstanding any other provision of this definition, any items which are specifically allocated pursuant to this definition hereof shall not be taken into account in computing Net Profits or Net Losses.

“Non-US Holdco” shall have the meaning specified in Section 2.1.

“Notice Date” shall have the meaning set forth in Section 6.1(e).

“OCIL” means Owens-Corning (India) Limited.

“OCIL Increment” means, in respect of any OCIL Acquisition, the fraction of the share capital of OCIL represented by the shares purchased pursuant to such OCIL Acquisition.

“OCIL Acquisition” means the purchase of all or part of 12,100,202 shares of OCIL from IL & FS Trust Co. Ltd. and /or all or part of 12,100,203 shares of OCIL from Archway Investments Ltd.

“OCIL Acquisition Debt” means, in respect of any OCIL Acquisition, the excess, if any, of (A) the product of (i) 0.4 and (ii) the amount equal to the sum of (1) the acquisition price and (2) the acquired indebtedness for borrowed money, deferred and accrued tax liabilities and capital lease obligations in respect of such OCIL Acquisition, plus the interest calculated on such amount, accrued at the rate of 8% per annum, compounded annually, based on a 360 day year and the actual number of days elapsed from the acquisition date to the End Date over (B) the sum of (i) the product of (x) 0.4, (y) the OCIL Increment and (z) the sum of the distributable results generated by OCIL from the date of the consummation of the relevant OCIL Acquisition until the End Date and (ii) the product of (a) the OCIL Increment and (b) the amount equal to the portion of paragraph (A) of the Exit Price that is calculated only in respect of OCIL from the date of the consummation of the relevant OCIL Acquisition until the End Date.

“OC Korea” means Owens-Corning Korea Limited.

“OC Korea Increment” means, in respect of any OC Korea Acquisition, the fraction of the share capital of OC Korea represented by the shares purchased pursuant to such OC Korea Acquisition.

“OC Korea Acquisition” means the purchase of all or part of 1,620,220 shares of OC Korea from LG Chemical Ltd., and/or all or part of 27,300 shares of OC Korea from Asahi Glass Co., Ltd. and/or all or part of 20,160 shares of OC Korea from Asahi FiberGlass Co. Ltd.

“OC Korea Acquisition Debt” means, in respect of any OC Korea Acquisition, the excess, if any, of (A) the product of (i) 0.4 and (ii) the amount equal to the sum of (1) the acquisition price and (2) the acquired indebtedness for borrowed money, deferred and accrued tax liabilities and capital lease obligations in respect of such OC Korea Acquisition, plus the interest calculated on such amount, accrued at the rate of 8% per annum, compounded annually, based on a 360 day year and the actual number of days elapsed from the acquisition date to the End Date over (B) the sum of (i) the product of (x) 0.4, (y) the OC Korea Increment and (z) the sum of the distributable results generated by OC Korea from the date of the consummation of the relevant OC Korea Acquisition until the End Date and (ii) the product of (a) the OC Korea Increment and (b) the amount equal to the portion of paragraph (A) of the Exit Price that is calculated only in respect of the relevant OC Korea from the date of the consummation of such OC Korea Acquisition until the End Date.

“OC Master Lease Agreements” shall have the meaning set forth in Section 4.5(b)(ii).

“OC Parent” shall have the meaning specified in the preamble.

“OC Party” means OC Parent and any Subsidiary of OC Parent.

“OC Topco” shall have the meaning specified in the preamble.

“Option Agreement” shall have the meaning specified in Section 3.4(c).

“Option Exercise Notice” shall have the meaning given to such term in the Option Agreement.

“Overridden Acquisition” shall have the meaning specified in Section 3.5(c).

“Ownership Interest” means, for each Party, its shareholding, direct or indirect, in the Company or the Management Company, as appropriate.

“Parties” shall have the meaning specified in the preamble.

“Person” shall have the meaning specified in the Master Contribution Agreement.

“President and CEO” shall have the meaning specified in Section 3.2(c).

“Prohibited Asset” shall have the meaning set forth in Section 6.1(c).

“PSA” shall have the meaning specified in Section 4.6.

“ROFO Notice” shall have the meaning set forth in Section 6.1(g).

“ROFO Notice Date” shall have the meaning set forth in Section 6.1(f).

“ROFO Transferor” shall have the meaning set forth in Section 6.1(g).

“ROFO Transferor’s Notice” shall have the meaning set forth in Section 6.1(f).

“ROFR Notice” shall have the meaning set forth in Section 6.1(d).

“Section 704(c) Property” shall mean any property that is contributed to the Company at a time when its adjusted tax basis differs from its value (as determined for purposes of the Treasury Regulations under Section 704) and any Company property that is the subject of a revaluation pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) at a time when its adjusted tax basis differs from its value (as determined for purposes of the Treasury Regulations under Section 704).

“SG Master Lease Agreement” shall have the meaning specified in Section 4.5(b)(i).

“SG Parent” shall have the meaning specified in the preamble.

“SG Party” means SG Parent and any Affiliate of SG Parent.

“SG Required Aggregate Lease Quantity of Metal” shall have the meaning specified in the Master Lease Agreement.

“SG Topco” shall have the meaning specified in the preamble.

“Shareholder Nonrecourse Debt” shall mean any Company liability (or portion thereof) that is a “partner nonrecourse debt” within the meaning of Treasury Regulation Section 1.704-2(b)(4).

“Shareholders” means OC Topco and SG Topco.

“Shares” means the shares composing the share capital of the Company as may be issued and outstanding from time to time.

“State” means any state of the United States.

“Subsidiary”, as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents or otherwise having the power to direct the business and policies of that Person, other than as affected by events of default; provided, that no Joint Venture Entity shall be considered a Subsidiary of either of the Parties or their Affiliates.

“Taxable Year” shall mean the taxable year of the Company as determined pursuant to Section 706 of the Code.

“Taxes” shall have the meaning specified in the Master Contribution Agreement.

“Tax Matters Partner” shall have the meaning specified in Section 2.5(e).

“Tax Sharing Agreement” shall have the meaning set forth in Section 4.6.

“Textile Solutions Business” shall have the meaning specified in Master Contribution Agreement.

“Third Party” means with respect to a Person, any other Person who is not an Affiliate of such Person (including, for purposes of this definition, in the case of either Party, any Joint Venture Entity).

“Transaction Documents” shall have the meaning specified in the Master Contribution Agreement.

“Transfer” means any sale, assignment, transfer, contribution, encumbrance, hypothecation, pledge or alienation.

“Transferor” shall have the meaning set forth in Section 6.1(e).

“Transferor’s Notice” shall have the meaning set forth in Section 6.1(e).

“Treasury Regulations” shall mean the income Tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unaffiliated Firm” shall have the meaning specified in the Option Agreement.

“US Holdco” shall have the meaning set forth in Section 2.1.

“USD” means United States dollars.

“U.S. GAAP” means United States generally accepted accounting principles as in effect at the relevant time or for the relevant period.

“Vertex License Agreement” means the license agreement to be entered into by and between OC NL Invest Cooperatief U.A., and Owens Corning Fiberglas Technology, Inc. as licensor, and Saint-Gobain Vertex A.S, as licensee , for the facilities of licensee at Hodonice and Litomysl.